EXHIBIT 99.1

Eagle Bancorp Montana Earns $5.3 Million, or $0.78 per Diluted Share, in First Quarter of 2021; Declares Quarterly Cash Dividend of $0.0975 per Share

HELENA, Mont., April 27, 2021 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income in the first quarter of 2021 increased 34.1% to $5.3 million, or $0.78 per diluted share, compared to $3.9 million, or $0.57 per diluted share, in the first quarter a year ago, reflecting the high level of contributions from gains on sales of mortgage loans. Net income increased 2.0% when compared to $5.2 million, or $0.76 per diluted share, in the fourth quarter of 2020.

Eagle’s board of directors declared a quarterly cash dividend of $0.0975 per share on April 22, 2021. The dividend will be payable June 4, 2021 to shareholders of record May 14, 2021. The current annualized dividend yield is 1.66% based on recent market prices.

“We delivered strong first quarter earnings, reflecting top and bottom-line revenue expansion and robust mortgage loan sales,” said Peter J. Johnson, President and CEO. “Deposit balances hit record levels, with a second round of SBA Paycheck Protection Program (PPP) loans and two additional federal stimulus payments contributing to strong quarterly deposit growth of $60.3 million. In addition to participating in the SBA’s initial PPP that expired in August of 2020, we have been just as active with the new round of PPP funding during the first quarter of this year.   We believe we are well positioned to emerge stronger as we navigate through the pandemic.”

COVID-19 Preparations as of March 31, 2021:

  Industry Exposure: Eagle’s exposure, as a percentage of total loans, to some of the industries with business revenues dramatically impacted by the pandemic includes hotels and lodging (4.35%), health care and social assistance (3.02%), bars and restaurants (2.98%), casinos (1.18%), and nursing homes (0.51%).
  Loan Accommodations: The Bank has offered multiple accommodation options to its clients, including 90-day deferrals, interest only payments, and forbearances. As of March 31, 2021, remaining loan modifications for 41 nonresidential borrowers represented $27.8 million in loans or 3.36% of total loans, compared to 40 borrowers, representing $29.0 million or 3.45% of total loans, three months earlier. Approximately 77.89% of loans originally modified, or 274 borrowers, are now performing according to adapted loan agreements. The Montana Board of Investments (“MBOI”) offered 12-months of interest payment assistance to qualified borrowers. The Bank qualified 32 borrowers for the MBOI program representing $27.3 million in loans, which are included in modification totals. There remain approximately 26 forbearances for residential mortgage loans, of which 24 are sold and serviced. Utilization of credit lines were 81.6% at the end of the first quarter, compared to 82.7% at the end of the previous quarter, which aligns with historical usage rates.
  Small Business Administration (SBA) Paycheck Protection Program (PPP): Eagle began taking loan applications from its small business clients immediately after the program was implemented in April 2020, and as of the close of the program, Eagle had helped 764 of its customers receive $45.7 million in SBA PPP loans. Eagle has processed applications for PPP loan forgiveness for customers, with 576 loans, representing over $30.2 million now paid in full. The remaining 188 PPP loans represent $15.2 million.

  On December 27, 2020, the Consolidated Appropriations Act (“CAA”) was signed into law, providing new COVID-19 stimulus relief, and it included $284 billion allocated for another round of PPP lending, extending the program to March 31, 2021. On March 31, 2021, the program was extended to May 31, 2021. The program offers new PPP loans for companies that did not receive a PPP loan in 2020, and also “second draw” loans targeted at hard-hit businesses that have already spent their initial PPP proceeds. During the first quarter of 2021, Eagle supported 446 borrowers receiving $15.2 million in new PPP funding.
  Provision for Loan Losses:   Eagle recorded a provision for loan losses of $299,000 in the first quarter, compared to $379,000 in the fourth quarter of 2020 and $670,000 in the first quarter a year ago. Loan loss provisioning for the first quarter of 2021 was reflective of decreased portfolio balances due to some large payoffs. The performance of modified loans exceeded expectations and the qualitative factors were not adjusted.
  Deposit Accommodations: The Bank halted deposit fees associated with early withdrawal requests to assist depositors with funding needs.
  Liquidity Changes: Through the quarter ended March 31, 2021, the liquidity level has steadily increased, as a result of PPP loan payoffs and deposit growth.

First Quarter 2021 Highlights (at or for the three-month period ended March 31, 2021, except where noted)

  Net income increased 34.1% to $5.3 million, or $0.78 per diluted share, in the first quarter of 2021, compared to $3.9 million, or $0.57 per diluted share, in the first quarter of 2020, and increased 2.0% compared to $5.2 million, or $0.76 per diluted share in the preceding quarter.
  Annualized return on average assets was 1.65%.
  Annualized return on average equity was 13.50%.
  Net interest margin (“NIM”) was 3.97% in the first quarter of 2021, compared to 4.03% in the preceding quarter, and 4.04% in the first quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 4.0% to $24.5 million in the first quarter of 2021, compared to $23.6 million in the previous quarter, and increased 30.6% compared to $18.8 million in the first quarter a year ago.
  Purchase discount on loans from the Western Bank of Wolf Point portfolio was $1.2 million at January 1, 2020, of which $557,000 remained as of March 31, 2021.
  Remaining purchase discount on loans from acquisitions prior to 2020 totaled $824,000 as of March 31, 2021.
  The accretion of the loan purchase discount into loan interest income from the Western Bank of Wolf Point, and previous acquisitions was $189,000 in the first quarter of 2021, compared to interest accretion on purchased loans from acquisitions of $170,000 in the preceding quarter.
  The allowance for loan losses represented 146.7% of nonperforming loans at March 31, 2021, compared to 155.8% a year earlier.
  Total loans increased modestly to $829.3 million at March 31, 2021, compared to $822.0 million a year earlier.
  Total deposits increased 23.1% to $1.09 billion at March 31, 2021, from $888.2 million a year ago.
  Eagle remained well capitalized with a tangible common shareholders’ equity ratio of 10.31% at March 31, 2021.
  Declared a quarterly cash dividend of $0.0975 per share.

Acquisitions

On January 1, 2020, Eagle completed its acquisition of Western Holding Company of Wolf Point, and its wholly owned subsidiary, Western Bank of Wolf Point, in a transaction valued at approximately $15.0 million. In the transaction, Eagle acquired one retail bank branch and approximately $104 million in assets, $87 million in deposits and $43 million in gross loans.

On January 1, 2019, Eagle completed its acquisition of Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, located in Townsend, Montana, which added approximately $108 million in assets, $93 million in deposits and $89 million in gross loans.

Balance Sheet Results

Eagle’s total assets increased 13.2% to $1.31 billion at March 31, 2021, compared to $1.16 billion a year ago, and increased 4.3% from $1.26 billion three months earlier.

Strong PPP loan originations and increased commercial construction activity were mostly offset by declines in residential mortgage and commercial real estate balances, causing the loan portfolio to grow approximately 1.0% compared to a year ago.

Eagle originated $271.4 million in new residential mortgages during the quarter and sold $260.5 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 5.48%. This production compares to residential mortgage originations of $273.7 million in the preceding quarter with sales of $253.6 million.

Commercial real estate loans decreased 2.2% to $329.8 million at March 31, 2021, compared to $337.2 million a year earlier. Agricultural and farmland loans increased 2.2% to $117.2 million at March 31, 2021, compared to $114.7 million a year earlier. Residential mortgage loans decreased 17.7% to $100.9 million, compared to $122.7 million a year earlier. Commercial loans increased 40.2% to $109.0 million, compared to $77.7 million a year ago, reflecting SBA PPP loans originated during the current quarter.   Commercial construction and development loans increased 19.5% to $66.7 million, home equity loans decreased 7.8% to $53.3 million, residential construction loans decreased 4.9% to $35.6 million, and consumer loans decreased 2.5% to $19.4 million, compared to a year ago.

Total deposits increased 23.1% to $1.09 billion at March 31, 2021, compared to $888.2 million at March 31, 2020, and increased 5.8% compared to $1.03 billion at December 31, 2020. Federal programs such as the PPP, stimulus checks and increased weekly unemployment benefits have boosted deposit balances. Noninterest-bearing checking accounts represent 30.3%, interest-bearing checking accounts represent 16.0%, savings accounts represent 18.1%, money market accounts comprise 20.5% and time certificates of deposit make up 15.1% of the total deposit portfolio, at March 31, 2021.

Shareholders’ equity increased 16.5% to $155.8 million at March 31, 2021, compared to $133.7 million a year earlier and increased 1.9% compared to $152.9 million three months earlier. Tangible book value increased to $19.60 per share, at March 31, 2021, compared to $16.14 per share a year earlier and $19.16 per share three months earlier.

Operating Results

“The decrease in the Federal Funds rate over the last year, coupled with lower yields on newly funded PPP loans and increased short-term liquidity, continued to put pressure on our NIM during the first quarter,” said Johnson. Eagle’s NIM was 3.97% in the first quarter of 2021, compared to 4.03% in the preceding quarter, and 4.04% in the first quarter a year ago. The interest accretion on purchased loans totaled $189,000 and resulted in a seven basis-point increase in the NIM during the first quarter, compared to $170,000 and a six basis-point increase in the NIM during the preceding quarter. The investment securities portfolio increased to $180.3 million at March 31, 2021, compared to $162.9 million at December 31, 2020, and $167.9 million at March 31, 2020. Average yields on earning assets for the first quarter decreased to 4.28% from 4.88% a year ago, largely due to adding PPP loans at a lower rate.

First quarter revenues were $24.5 million, a 4.0% increase compared to $23.6 million in the preceding quarter and a 30.6% increase compared to $18.8 million in the first quarter a year ago. The year-over-year increase was primarily a result of gain on sale of mortgages.

Net interest income, before the provision for loan losses, decreased 3.1% to $11.1 million in the first quarter, compared to $11.5 million in the fourth quarter 2020, and increased 6.3% compared to $10.5 million in the first quarter of 2020.

Noninterest income increased 10.7% to $13.4 million in the first quarter of 2021, compared to $12.1 million in the preceding quarter, and increased 61.3% compared to $8.3 million in the first quarter a year ago. The net gain on sale of mortgage loans totaled $14.3 million in the first quarter of 2021, compared to $12.0 million in the preceding quarter and $5.4 million in the first quarter a year ago. Noninterest income was reduced by a loss of $2.5 million during the first quarter of 2021 in mortgage banking activity. This compares to a net loss of $1.5 million in the preceding quarter and a net gain of $1.6 million in the first quarter of 2020.

Eagle’s first quarter noninterest expenses were $17.2 million, compared to $16.3 million in the preceding quarter and $12.8 million in the first quarter a year ago. The year-over-year increase is largely attributable to an increase in salary, commissions and employee benefits.

For the first quarter of 2021, the income tax provision totaled $1.8 million, for an effective tax rate of 25.0%, compared to $1.7 million in the preceding quarter and $1.3 million in the first quarter of 2020.

Credit Quality

The provision for loan losses was $299,000 in the first quarter of 2021, compared to $379,000 in the preceding quarter and $670,000 in the first quarter a year ago. The allowance for loan losses represented 146.7% of nonperforming loans at March 31, 2021, compared to 136.9% three months earlier and 155.8% a year earlier.

Nonperforming loans were $8.1 million at March 31, 2021, compared to $8.5 million at December 31, 2020, and $5.9 million a year earlier. The year-over-year increase in nonperforming loans was impacted by an increase in farmland and agricultural non-accrual loans. In addition, one larger commercial real estate loan was restructured. These loans are well-collateralized and management does not anticipate a loss.

Eagle had no other real estate owned (“OREO”) and other repossessed assets on its books at March 31, 2021. This compares to $25,000 in OREO at December 31, 2020, and $60,000 in OREO at March 31, 2020.

Net loan recoveries totaled $1,000 in the first quarter, compared to net loan charge-offs of $78,000 in the preceding quarter and charge-offs of $20,000 in the first quarter a year ago. The allowance for loan losses increased to $11.9 million, or 1.43% of total loans, at March 31, 2021, compared to $11.6 million, or 1.38% of total loans, at December 31, 2020, and $9.3 million, or 1.13% of total loans, a year ago.

Capital Management

Eagle Bancorp Montana, Inc. continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 10.31% as of March 31, 2021. (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers with Western Bank of Wolf Point and The State Bank of Townsend, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to the efficiency of the vaccine rollout, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	March 31,	December 31,	March, 31
	2021	2020	2020

Assets:
Cash and due from banks	$17,199	$14,455	$11,544
Interest bearing deposits in banks	87,165	47,733	8,229
Federal funds sold	6,859	7,614	-
Total cash and cash equivalents	111,223	69,802	19,773
Securities available-for-sale	180,276	162,946	167,904
FHLB stock	1,977	2,060	5,161
FRB stock	2,974	2,974	2,601
Mortgage loans held-for-sale, at fair value	60,609	54,615	25,187
Loans:
Real estate loans:
Residential 1-4 family	100,948	110,802	122,650
Residential 1-4 family construction	35,558	46,290	37,397
Commercial real estate	329,772	316,668	337,219
Commercial construction and development	66,718	65,281	55,850
Farmland	67,592	65,918	62,551
Other loans:
Home equity	53,270	56,563	57,752
Consumer	19,424	20,168	19,924
Commercial	108,956	109,209	77,698
Agricultural	49,642	52,242	52,178
Unearned loan fees	(2,541)	(2,038)	(1,185)
Total loans	829,339	841,103	822,034
Allowance for loan losses	(11,900)	(11,600)	(9,250)
Net loans	817,439	829,503	812,784
Accrued interest and dividends receivable	5,451	5,765	5,329
Mortgage servicing rights, net	11,320	10,105	9,018
Premises and equipment, net	61,971	58,762	51,731
Cash surrender value of life insurance, net	27,911	27,753	25,898
Goodwill	20,798	20,798	20,798
Core deposit intangible, net	2,202	2,343	2,832
Other assets	7,270	10,208	9,584
Total assets	$1,311,421	$1,257,634	$1,158,600

Liabilities:
Deposit accounts:
Noninterest bearing	331,589	318,389	223,723
Interest bearing	761,815	714,694	664,502
Total deposits	1,093,404	1,033,083	888,225
Accrued expenses and other liabilities	20,513	24,752	17,125
FHLB advances and other borrowings	11,862	17,070	94,585
Other long-term debt, net	29,811	29,791	24,957
Total liabilities	1,155,590	1,104,696	1,024,892

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized; 7,110,833 shares issued; 6,775,447, 6,775,447 and 6,818,883 shares outstanding at March 31, 2021, December 31, 2020 and March 31, 2020, respectively)	71	71	71
Additional paid-in capital	77,744	77,602	77,399
Unallocated common stock held by Employee Stock Ownership Plan	(103)	(145)	(269)
Treasury stock, at cost (335,386, 335,386 and 291,950 shares at March 31, 2021, December 31, 2020 and March 31, 2020, respectively)	(4,423)	(4,423)	(3,643)
Retained earnings	78,586	73,982	58,670
Accumulated other comprehensive income, net of tax	3,956	5,851	1,480
Total shareholders' equity	155,831	152,938	133,708
Total liabilities and shareholders' equity	$1,311,421	$1,257,634	$1,158,600

Income Statement	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest and dividend income:
Interest and fees on loans	$11,029	$11,549	$11,432
Securities available-for-sale	877	889	1,027
FRB and FHLB dividends	69	86	94
Other interest income	26	27	78
Total interest and dividend income	12,001	12,551	12,631
Interest expense:
Interest expense on deposits	402	551	1,339
FHLB advances and other borrowings	70	117	463
Other long-term debt	390	391	352
Total interest expense	862	1,059	2,154
Net interest income	11,139	11,492	10,477
Loan loss provision	299	379	670
Net interest income after loan loss provision	10,840	11,113	9,807

Noninterest income:
Service charges on deposit accounts	273	282	316
Net gain on sale of mortgage loans	14,277	11,959	5,411
Mortgage banking, net	(2,514)	(1,504)	1,602
Interchange and ATM fees	425	415	337
Appreciation in cash surrender value of life insurance	158	165	160
Net loss on sale of available-for-sale securities	-	(335)	-
Other noninterest income	774	1,112	478
Total noninterest income	13,393	12,094	8,304

Noninterest expense:
Salaries and employee benefits	12,086	10,562	7,682
Occupancy and equipment expense	1,430	1,342	1,209
Data processing	1,297	1,215	1,250
Advertising	273	287	249
Amortization	144	164	164
Loan costs	722	669	247
FDIC insurance premiums	81	75	69
Postage	95	103	98
Professional and examination fees	282	254	285
Acquisition costs	-	-	128
Other noninterest expense	803	1,670	1,467
Total noninterest expense	17,213	16,341	12,848

Income before provision for income taxes	7,020	6,866	5,263
Provision for income taxes	1,755	1,702	1,336
Net income	$5,265	$5,164	$3,927

Basic earnings per share	$0.78	$0.76	$0.58
Diluted earnings per share	$0.78	$0.76	$0.57

Basic weighted average shares outstanding	6,775,447	6,768,720	6,818,883

Diluted weighted average shares outstanding	6,788,679	6,815,072	6,830,925

Additional Financial Information
(Dollars in thousands, except per share data)	(Unaudited)
	March 31,	December 31,	March 31,
	2021	2020	2020

Mortgage Banking Activity (For the quarter):
Mortgage servicing (loss) income, net	$(58)	$(152)	$228
Net (loss) gain on mortgage banking derivatives	(1,283)	(1,755)	1,247
Net (loss) gain on fair value of loans held-for-sale	(1,173)	403	127
Mortgage banking, net	$(2,514)	$(1,504)	$1,602

Mortgage Banking Activity (Year-to-date):
Mortgage servicing (loss) income, net	$(58)	$(308)	$228
Net (loss) gain on mortgage banking derivatives	(1,283)	4,608	1,247
Net (loss) gain on fair value of loans held-for-sale	(1,173)	1,360	127
Mortgage banking, net	$(2,514)	$5,660	$1,602

Performance Ratios (For the quarter):
Return on average assets	1.65%	1.63%	1.36%
Return on average equity	13.50%	13.68%	11.87%
Net interest margin	3.97%	4.03%	4.04%
Core efficiency ratio*	69.58%	68.59%	66.85%

Performance Ratios (Year-to-date):
Return on average assets	1.65%	1.74%	1.36%
Return on average equity	13.50%	15.02%	11.86%
Net interest margin	3.97%	3.94%	4.04%
Core efficiency ratio*	69.58%	64.89%	66.87%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020

Nonaccrual loans	$5,657	$6,257	$4,653
Loans 90 days past due and still accruing	611	392	943
Restructured loans, net	1,843	1,824	340
Total nonperforming loans	8,111	8,473	5,936
Other real estate owned and other repossessed assets	-	25	60
Total nonperforming assets	$8,111	$8,498	$5,996

Nonperforming loans / portfolio loans	0.98%	1.01%	0.72%
Nonperforming assets / assets	0.62%	0.68%	0.52%
Allowance for loan losses / portfolio loans	1.43%	1.38%	1.13%
Allowance / nonperforming loans	146.71%	136.91%	155.83%
Gross loan charge-offs for the quarter	$18	$98	$36
Gross loan recoveries for the quarter	$19	$20	$16
Net loan (recoveries) charge-offs for the quarter	$(1)	$78	$20

	March 31,	December 31,	March 31,
	2021	2020	2020
Capital Data (At quarter end):
Tangible book value per share**	$19.60	$19.16	$16.14
Shares outstanding	6,775,447	6,775,447	6,818,883
Tangible common equity to tangible assets***	10.31%	10.51%	9.70%

Other Information:
Average total assets for the quarter	$1,276,965	$1,268,402	$1,153,735
Average total assets year-to-date	$1,276,965	$1,219,890	$1,153,735
Average earning assets for the quarter	$1,138,032	$1,131,621	$1,039,034
Average earning assets year-to-date	$1,138,032	$1,092,551	$1,039,034
Average loans for the quarter ****	$890,042	$888,331	$840,427
Average loans year-to-date ****	$890,042	$874,669	$840,427
Average equity for the quarter	$155,971	$151,002	$132,352
Average equity year-to-date	$155,971	$141,160	$132,352
Average deposits for the quarter	$1,054,782	$1,024,871	$892,789
Average deposits year-to-date	$1,054,782	$954,500	$892,789

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio		(Unaudited)
(Dollars in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Calculation of Core Efficiency Ratio:
Noninterest expense	$17,213	$16,341	$12,848
Acquisition costs	-	-	(128)
Intangible asset amortization	(144)	(164)	(164)
Core efficiency ratio numerator	17,069	16,177	12,556

Net interest income	11,139	11,492	10,477
Noninterest income	13,393	12,094	8,304
Core efficiency ratio denominator	24,532	23,586	18,781

Core efficiency ratio (non-GAAP)	69.58%	68.59%	66.85%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2021	2020	2020
Tangible Book Value:
Shareholders' equity	$155,831	$152,938	$133,708
Goodwill and core deposit intangible, net	(23,000)	(23,141)	(23,630)
Tangible common shareholders' equity	$132,831	$129,797	$110,078

Common shares outstanding at end of period	6,775,447	6,775,447	6,818,883

Common shareholders' equity (book value) per share (GAAP)	$23.00	$22.57	$19.61

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$19.60	$19.16	$16.14

Tangible Assets:
Total assets	$1,311,421	$1,257,634	$1,158,600
Goodwill and core deposit intangible, net	(23,000)	(23,141)	(23,630)
Tangible assets (non-GAAP)	$1,288,421	$1,234,493	$1,134,970

Tangible common shareholders' equity to tangible assets
(non-GAAP)	10.31%	10.51%	9.70%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020

Net interest income after loan loss provision	$10,840	$11,113	$9,807
Noninterest income	13,393	12,094	8,304

Noninterest expense	17,213	16,341	12,848
Acquisition costs	-	-	(128)
Noninterest expense, excluding acquisition costs	17,213	16,341	12,720

Income before provision for income taxes	7,020	6,866	5,391
Provision for income taxes, excluding acquisition costs
related taxes	1,755	1,702	1,368
Net income, excluding acquisition costs	$5,265	$5,164	$4,023

Diluted earnings per share (GAAP)	$0.78	$0.76	$0.57
Diluted earnings per share, excluding acquisition
costs (non-GAAP)	$0.78	$0.76	$0.59

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	March 31,	December 31,	March 31,
	2021	2020	2020
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$5,265	$5,164	$4,023
Average total assets quarter-to-date	$1,276,965	$1,268,402	$1,153,735
Return on average assets, excluding acquisition costs (non-GAAP)	1.65%	1.63%	1.39%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$5,265	$21,323	$4,023
Average total assets year-to-date	$1,276,965	$1,219,890	$1,153,735
Return on average assets, excluding acquisition costs (non-GAAP)	1.65%	1.75%	1.39%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.

Contacts:  Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007